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Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2003 RESULTS WITH NET REVENUE UP 23.6%,
EBITDA UP 15.3%, AND INCOME FROM OPERATIONS UP 15.5%

BRENTWOOD, Tenn. (April 23, 2003) Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the first quarter ended March 31, 2003.

        Net operating revenues for the first quarter ended March 31, 2003, totaled $659.3 million, a 23.6% increase compared with $533.5 million for the same period last year. EBITDA for the first quarter of 2003 was $106.6 million, compared with $92.4 million for the same period last year, representing a 15.3% increase. Income from operations for the first quarter of 2003 was $73.0 million, compared with $63.2 million for the same period last year, representing a 15.5% increase. Net income was $33.5 million, or $0.33 per share (diluted), on 107.8 million average shares outstanding for the quarter ended March 31, 2003, compared with $27.2 million, or $0.27 per share (diluted), on 108.2 million average shares outstanding for the same period last year. Refer to page 3 for "Financial Highlights."

        The consolidated financial results for the first quarter ended March 31, 2003, reflect a 15.2% increase in total admissions, a 15.0% increase in adjusted admissions, and a 16.4% increase in patient days compared with the first quarter of 2002. On a same store basis, admissions decreased 0.4%, adjusted admissions decreased 1.0%, patient days increased 0.8% and net revenues increased 8.2% compared with the same period last year.

        "The financial and operating results for the first quarter mark a solid start to 2003 for Community Health Systems," commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. "Our strong top line growth reflects the strength of our operating strategy and our ability to continue to improve services and drive revenues in our facilities. While admissions during the first quarter were adversely affected by a weak flu season and extreme winter weather conditions in certain of our markets, we achieved improvement in operating trends in our business with a 22% increase in earnings per share (diluted)."

        During the first quarter, the Company completed the acquisition of seven West Tennessee hospitals from Methodist Healthcare of Memphis, Tennessee, increasing the number of hospitals owned or leased to 70, and adding 676 licensed beds.

        On January 14, 2003, the Company announced the execution of a definitive agreement to acquire Southside Regional Medical Center (408 Beds) in Petersburg, Virginia. This hospital is a sole provider located 25 miles south of Richmond, Virginia. This transaction is subject to regulatory approvals.

        "Community Health Systems continues to be a leader in the non-urban hospital industry as a result of the successful execution of our acquisition strategy," added Smith. "We are off to a great start for the year with the acquisition of seven West Tennessee hospitals from Methodist Healthcare of Memphis, Tennessee, and the proposed acquisition of a hospital in Petersburg, Virginia. We intend to leverage our strong community relationships and favorable reputation as the acquirer of choice into further acquisition opportunities in 2003. We believe we are well positioned to sustain our leadership position and continue to deliver excellent results for both our shareholders and the communities we serve."

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH".

        Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, April 24, 2003 at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company's web site at www.chs.net, or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through May 24, 2003. A copy of the Company's Form 8-K (including this press release) and conference call slide show will also be available on the Company's website at www.chs.net.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 (Registration Statement No. 333-69064) and Form 10-K for the year ended December 31, 2002. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

Community Health Systems, Inc.
Financial Highlights
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2003		2002
Net operating revenues	$659,277		$533,519
EBITDA (a)	$106,574		$92,400
Income from Operations	$72,960		$63,155
Net income	$33,539		$27,176
Net income per share—basic	$0.34		$0.28
Weighted average number of shares outstanding—basic	98,355		98,112
Net income per share—diluted	$0.33	(b)	$0.27	(b)
Weighted average number of shares outstanding—diluted	107,820	(b)(c)	108,172	(b)(c)

(a)
EBITDA consists of income before interest, income taxes, depreciation and amortization, and minority interest in earnings. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate hospital performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

    We believe that income from operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most directly comparable to EBITDA, as defined. The following table reconciles EBITDA, as defined, with our income from operations as derived directly from our financial statements for the three months ended March 31, 2003 and 2002:

	2003	2002
Income from operations	$72,960	$63,155
Depreciation and amortization	33,242	28,484
Minority interest in earnings	372	761

EBITDA	$106,574	$92,400

(b)
Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes. Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation (after tax interest savings of $2.2 million and 8.6 million shares added to the number of weighted average diluted shares.)

(c)
The 0.3% decrease in the weighted average number of shares (diluted) outstanding for the first quarter ended March 31, 2003, compared to the same period last year is due primarily to the approximately 320,000 weighted average number of shares repurchased under the Company's share repurchase program.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Net operating revenues	$659,277	$533,519

Operating expenses:
Salaries and benefits	268,772	217,164
Provision for bad debts	62,341	49,897
Supplies	76,820	64,000
Other operating expenses	144,770	110,058
Depreciation and amortization	33,242	28,484
Minority interests in earnings	372	761

Total expenses	586,317	470,364

Income from operations	72,960	63,155
Interest expense, net	17,016	16,729

Income before income taxes	55,944	46,426
Provision for income taxes	22,405	19,250

Net income	$33,539	$27,176

Net income per share—basic	$0.34	$0.28

Net income per share—diluted	$0.33	$0.27

Weighted average number of shares outstanding:
Basic	98,355	98,112

Diluted	107,820	108,172

Net income per share calculation:
Net income	$33,539	$27,176
Add—Convertible notes interest, net of taxes	2,189	2,189

Adjusted net income	$35,728	$29,365

Weighted average number of shares outstanding—basic	98,355	98,112
Add effect of dilutive securities:
Employee stock options and unvested common shares	883	1,478
Convertible notes	8,582	8,582

Weighted average number of shares outstanding—diluted	107,820	108,172

Net income per share—diluted	$0.33	$0.27

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended March 31,
	Consolidated			Same Hospitals
	2003	2002	% Change	2003	2002	% Change
Number of hospitals	70	59		59	59
Licensed beds	6,972	5,917		5,835	5,917
Beds in service	5,403	4,510		4,634	4,510
Admissions	61,648	53,515	15.2%	53,288	53,515	-0.4%
Adjusted admissions	110,730	96,281	15.0%	95,322	96,281	-1.0%
Patient days	245,252	210,612	16.4%	212,402	210,612	0.8%
Average length of stay (days)	4.0	3.9		4.0	3.9
Occupancy rate (beds in service)	50.6%	52.8%		51.8%	52.8%
Net operating revenues	$659,277	$533,519	23.6%	$577,263	$533,489	8.2%
Net inpatient revenue as a % of Total net operating revenue	53.1%	52.8%		53.1%	52.8%
Net outpatient revenue as a % of Total net operating revenue	45.8%	45.9%		45.8%	45.9%
EBITDA as a % of net operating revenue	16.2%	17.3%		17.4%	17.3%

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$19,563	$132,844
Patient accounts receivable, net	464,796	400,442
Other current assets	117,470	114,440

Total current assets	601,829	647,726

Property and equipment	1,435,247	1,310,738
Less accumulated depreciation and amortization	(304,981)	(281,401)

Property and equipment, net	1,130,266	1,029,337

Goodwill, net	1,084,353	1,029,975

Other assets, net	105,272	102,458

Total assets	$2,921,720	$2,809,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$19,204	$18,529
Accounts payable and accrued liabilities	301,277	299,901

Total current liabilities	320,481	318,430

Long-term debt	1,252,670	1,173,929

Other long-term liabilities	111,093	102,832

Stockholders' equity	1,237,476	1,214,305

Total liabilities and stockholders' equity	$2,921,720	$2,809,496

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ in thousands)

	Three Months ended March 31,
	2003	2002
Cash flows from operating activities
Net income	$33,539	$27,176
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33,242	28,484
Minority interest in earnings	372	761
Other non-cash (income) expenses, net	(22)	519
Net Changes in operating assets and liabilities, net of effects of acquisitions	(58,621)	(8,081)

Net cash provided by operating activities	8,510	48,859

Cash flows from investing activities
Acquisitions of facilities	(147,241)	(56,106)
Purchases of property and equipment	(32,258)	(18,399)
Increase in other assets	(7,428)	(7,167)

Net cash used in investing activities	(186,927)	(81,672)

Cash flows from financing activities
Proceeds from exercise of stock options	133	49
Stock buy-back	(10,290)	—
Redemption of minority investments	(86)	—
Distribution to minority investors	(1,161)	—
Borrowings under Credit Agreement	80,000	56,890
Repayments of long-term indebtedness	(3,460)	(8,814)

Net cash provided by financing activities	65,136	48,125

Net change in cash and cash equivalents	(113,281)	15,312
Cash and cash equivalents at beginning of period	132,844	8,386

Cash and cash equivalents at end of period	$19,563	$23,698

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  Exhibit Number 99.1
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2003 RESULTS WITH NET REVENUE UP 23.6%, EBITDA UP 15.3%, AND INCOME FROM OPERATIONS UP 15.5%
Community Health Systems, Inc. Financial Highlights (Unaudited) (In thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Selected Operating Data (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Cash Flows (Unaudited) ($ in thousands)